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                                                                      EXHIBIT 5

                            FREDRIKSON & BYRON, P.A.
                                ATTORNEYS AT LAW
                           1100 International Centre
                            900 Second Avenue South
                          Minneapolis, MN  55402-3397
                                 (612) 347-7000
                              FAX: (612) 347-7077

                                August 27, 1998


Medtronic, Inc.
7000 Central Avenue N.E.
Minneapolis, Minnesota  55432

     Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies/Gentlemen:

     We are acting as counsel for Medtronic, Inc. (the "Company"), a Minnesota corporation, in connection with the registration by the Company of 10,000,000 shares of the Company's Common Stock, par value $.10 (the "Shares"), each of which shares includes the Preferred Stock Purchase Rights attached thereto (the "Rights"), pursuant to the Company's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 being filed with the Securities and Commission (the "Registration Statement"). The Shares and the Rights are to be issued in connection with the merger of PC Merger Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of the Company, with and into Physio-Control International Corporation ("Physio-Control"), pursuant to the Agreement and Plan of Merger dated as of June 27, 1998 by and among the Company, Merger Subsidiary and Physio-Control (the "Merger Agreement").

     In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

     In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on, and subject to, the foregoing, it is our opinion that:

     1. The Company has the corporate authority to issue the Shares and the Rights in the manner and under the terms set forth in the Registration Statement.

     2. The Shares have been duly authorized and, when issued and delivered to holders of Physio-Control common stock in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

     3. The Rights have been duly authorized and, when issued and delivered in accordance with the Shareholder Rights Plan referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

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     We hereby consent to the filing of this opinion as Exhibit 5 to the Pre-Effective Amendement No. 1 to the Registration Statement, to its use as a part of the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.


                                       Very truly yours,

                                       /s/ Fredrikson & Byron, P.A.

                                       FREDRIKSON & BYRON, P.A.